Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2017 Results

LOUISVILLE, KY. (July 31, 2017) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 27, 2017.

	Second Quarter			Year to Date
($000’s)	2017	2016	% Change	2017	2016	% Change

Total revenue	$566,262	$508,808	11%	$1,133,948	$1,024,367	11%
Income from operations	54,214	49,782	9%	103,236	102,593	1%
Net income	37,581	33,605	12%	71,894	69,198	4%
Diluted EPS	$0.53	$0.47	11%	$1.01	$0.98	3%

Results for the second quarter included the following highlights:

•                  Comparable restaurant sales increased 4.0% at company restaurants and 3.6% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 28 basis points to 18.9%, primarily driven by wage rate inflation, partially offset by the benefit of lower food costs;

•                  Diluted earnings per share increased 11.0% to $0.53 from $0.47 in the prior year; and

•                  Seven company-owned restaurants were opened, including two Bubba’s 33 restaurants.

Results for the year-to-date period included the following highlights:

•                  Comparable restaurant sales increased 3.6% at company restaurants and 3.8% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 25 basis points to 19.4%, primarily driven by wage rate inflation, partially offset by the benefit of lower food costs;

•                  A pre-tax charge of $14.9 million ($9.2 million after-tax), or $0.13 per diluted share, was recorded in the first quarter of 2017, related to the settlement of a previously disclosed legal matter.  The impact of the legal charge was partially offset by a pre-tax charge recorded in the first quarter of 2016 of $5.5 million ($3.4 million after-tax) related to a separate legal matter which had an impact of $0.05 on diluted earnings per share;

•                  Diluted earnings per share increased 3.1% to $1.01 from $0.98 in the prior year; and

•                  13 company-owned restaurants were opened, including two Bubba’s 33 restaurants.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased with our results for the second quarter highlighted by double-digit growth in both revenue and diluted earnings per share.  In addition, our comparable restaurant sales growth, driven by traffic gains, continues to be solid with an increase of 4.6% for the first four weeks of the third quarter.  We are on track to open 27 to 29 company restaurants this year.  Looking ahead, we remain focused on our long-term growth potential as we continue to fill our new restaurant pipeline for next year and beyond.  Finally, the strength of our balance sheet and cash flow allow us to internally fund our new restaurant growth and return excess capital to shareholders through dividends and share repurchases.”

2017 Outlook

Comparable restaurant sales at company restaurants for the first four weeks of our third quarter of fiscal 2017 increased approximately 4.6% compared to the prior year period.

Management updated the following expectations for 2017:

•                  27 to 29 company restaurant openings, including approximately four Bubba’s 33 restaurants compared to previous guidance of approximately 30 company restaurants, including approximately six Bubba’s 33 restaurants; and,

•                  An income tax rate of approximately 28.0% compared to previous guidance of 29.0% to 30.0%.

Management reiterated the following expectations for 2017:

•                  Positive comparable restaurant sales growth;

•                  Food cost deflation of approximately 1.0% to 2.0%;

•                  Mid-single digit labor inflation; and,

•                  Total capital expenditures of approximately $170.0 million, excluding any cash used for franchise acquisitions.

Conference Call

The Company is hosting a conference call today, July 31, 2017 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 334-3032 or (719) 457-2619 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international calls, and use 3626432 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 535 restaurants system-wide in 49 states and six foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food-borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2017	June 28, 2016	June 27, 2017	June 28, 2016

Revenue:
Restaurant sales	$562,160	$504,630	$1,125,480	$1,015,914
Franchise royalties and fees	4,102	4,178	8,468	8,453

Total revenue	566,262	508,808	1,133,948	1,024,367

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	185,171	171,551	369,364	344,679
Labor	174,585	150,014	344,932	297,560
Rent	11,112	10,184	21,981	20,211
Other operating	84,837	75,887	170,497	153,499
Pre-opening	5,014	4,411	9,754	9,236
Depreciation and amortization	23,106	20,238	45,702	39,777
Impairment and closure	—	30	11	41
General and administrative	28,223	26,711	68,471	56,771

Total costs and expenses	512,048	459,026	1,030,712	921,774

Income from operations	54,214	49,782	103,236	102,593

Interest expense, net	379	309	711	614
Equity income from investments in unconsolidated affiliates	(470)	(475)	(790)	(827)

Income before taxes	54,305	49,948	103,315	102,806
Provision for income taxes	15,126	15,087	28,113	30,944

Net income including noncontrolling interests	$39,179	$34,861	$75,202	$71,862
Less: Net income attributable to noncontrolling interests	1,598	1,256	3,308	2,664
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$37,581	$33,605	$71,894	$69,198

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.53	$0.48	$1.01	$0.98
Diluted	$0.53	$0.47	$1.01	$0.98

Weighted average shares outstanding:
Basic	70,973	70,368	70,876	70,269
Diluted	71,437	70,876	71,398	70,840

Cash dividends declared per share	$0.21	$0.19	$0.42	$0.38

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 27, 2017	December 27, 2016

Cash and cash equivalents	$116,508	$112,944
Other current assets	55,904	87,315
Property and equipment, net	868,668	830,054
Goodwill	121,040	116,571
Intangible assets, net	3,161	3,622
Other assets	34,000	29,465

Total assets	$1,199,281	$1,179,971

Current maturities of long-term debt and obligation under capital lease	176	167
Other current liabilities	246,032	279,360
Long-term debt and obligation under capital lease, excluding current maturities	52,291	52,381
Other liabilities	91,361	89,821
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	797,388	750,226
Noncontrolling interests	12,033	8,016

Total liabilities and equity	$1,199,281	$1,179,971

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	26 Weeks Ended
	June 27, 2017	June 28, 2016

Cash flows from operating activities:
Net income including noncontrolling interests	$75,202	$71,862
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	45,702	39,777
Share-based compensation expense	12,365	11,703
Other noncash adjustments	(1,842)	(493)
Change in working capital	(3,119)	(8,781)
Net cash provided by operating activities	128,308	114,068

Cash flows from investing activities:
Capital expenditures - property and equipment	(73,637)	(69,159)
Acquisition of franchise restaurants, net of cash acquired	(16,528)	—
Net cash used in investing activities	(90,165)	(69,159)

Cash flows from financing activities:
Proceeds from revolving credit facility, net	—	25,000
Repurchase shares of common stock	—	(4,110)
Dividends paid	(28,308)	(25,277)
Other financing activities	(6,271)	(4,551)
Net cash used in financing activities	(34,579)	(8,938)

Net increase (decrease) in cash and cash equivalents	3,564	35,971
Cash and cash equivalents - beginning of period	112,944	59,334
Cash and cash equivalents - end of period	$116,508	$95,305

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Second Quarter		Change		Year to Date		Change
	2017	2016	vs LY		2017	2016	vs LY

Restaurant openings
Company - Texas Roadhouse	5	6	(1)		11	11	0
Company - Bubba’s 33	2	1	1		2	3	(1)
Company - Other	0	0	0		0	0	0
Franchise - Texas Roadhouse - U.S.	0	0	0		1	0	1
Franchise - Texas Roadhouse - International	0	1	(1)		1	2	(1)
Total	7	8	(1)		15	16	(1)

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	0	0	0		4	0	4
Company - Bubba’s 33	0	0	0		0	0	0
Company - Other	0	0	0		0	0	0
Franchise - Texas Roadhouse	0	0	0		(4)	0	(4)
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company - Texas Roadhouse	428	403	25
Company - Bubba’s 33	18	10	8
Company - Other	2	2	0
Franchise - Texas Roadhouse - U.S.	70	72	(2)
Franchise - Texas Roadhouse - International	14	12	2
Total	532	499	33

Company-owned restaurants
Restaurant sales	$562,160	$504,630	11.4%		$1,125,480	$1,015,914	10.8%
Store weeks	5,775	5,350	7.9%		11,456	10,612	8.0%
Comparable restaurant sales growth (1)	4.0%	4.5%			3.6%	4.5%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	4.1%	4.5%			3.7%	4.5%
Average unit volume (2)	$1,274	$1,233	3.3%		$2,575	$2,506	2.7%
Weekly sales by group:
Comparable restaurants (389 units)	$98,689
Average unit volume restaurants (23 units) (3)	$85,958
Restaurants less than 6 months old (16 units)	$105,972

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	32.9%	34.0%	(106	)bps	32.8%	33.9%	(111	)bps
Labor	31.1%	29.7%	133	bps	30.6%	29.3%	136	bps
Rent	2.0%	2.0%	(4	)bps	2.0%	2.0%	(4	)bps
Other operating	15.1%	15.0%	5	bps	15.1%	15.1%	4	bps
Total	81.1%	80.8%	28	bps	80.6%	80.3%	25	bps

Restaurant margin (4)	18.9%	19.2%	(28	)bps	19.4%	19.7%	(25	)bps
Restaurant margin ($ in thousands) (4)	$106,455	$96,994	9.8%		$218,706	$199,965	9.4%
Restaurant margin $ (4)/Store week	$18,434	$18,130	1.7%		$19,091	$18,843	1.3%

Franchise-owned restaurants
Franchise royalties and fees	$4,102	$4,178	(1.8)%		$8,468	$8,453	0.2%
Store weeks	1,092	1,088	0.4%		2,172	2,157	0.7%
Comparable restaurant sales growth (1)	2.9%	2.6%			3.0%	2.8%
U.S. franchise restaurants only:
Comparable restaurant sales growth (1)	3.6%	4.3%			3.8%	4.2%
Average unit volume (2)	$1,321	$1,265	4.4%		$2,644	$2,552	3.6%

Pre-opening expense	$5,014	$4,411	13.7%		$9,754	$9,236	5.6%

Depreciation and amortization	$23,106	$20,238	14.2%		$45,702	$39,777	14.9%
As a % of revenue	4.1%	4.0%	10	bps	4.0%	3.9%	15	bps

General and administrative expenses	$28,223	$26,711	5.7%		$68,471	$56,771	20.6%
As a % of revenue	5.0%	5.2%	(27	)bps	6.0%	5.5%	50	bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin (in dollars and as a percentage of restaurant sales) represents restaurant sales less restaurant operating costs, including cost of sales, labor, rent and other operating costs.  Depreciation and amortization expense, substantially all of which relates to restaurant-level assets, is excluded from restaurant operating costs.  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.